UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EASTERN VIRGINIA BANKSHARES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

April 14, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on Thursday, May 12, 2011 at 10:00 a.m. at King William Ruritan Club, 156 Ruritan Lane, King William, Virginia.

At the Annual Meeting, you will be asked to elect fourteen directors for terms of one year each, to approve on an advisory (non-binding) basis the compensation of the executive officers, and to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant for 2011. Enclosed with this letter is a formal notice of the 2011 Annual Meeting, a Proxy Statement for the 2011 Annual Meeting and a proxy card.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a coffee reception and opportunity to meet your management team immediately following the Annual Meeting.

Sincerely,

/s/ Joe A. Shearin

Joe A. Shearin
President and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on Thursday, May 12, 2011, at 10:00 a.m. at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia, for the following purposes:

1.	To elect fourteen directors to serve for terms of one year each expiring at the 2012 annual meeting of shareholders;

2.	To approve on an advisory (non-binding) basis the compensation of the executive officers;

3.	To ratify the Audit and Risk Oversight Committee’s appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant of the Company for 2011; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of shares of common stock of record at the close of business on April 1, 2011, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Patricia Gallagher

Patricia Gallagher
Corporate Secretary

April 14, 2011

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage-paid envelope whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 12, 2011:

The proxy statement and the Company’s 2010 Annual Report to Shareholders are available at www.bankevb.com/2011proxy.

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

May 12, 2011

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Eastern Virginia Bankshares, Inc. (the “Company”, “we”, “us” or “our”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 12, 2011, at 10:00 a.m., at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia and any adjournment or postponement thereof.

To obtain directions to attend the Annual Meeting and vote in person, please contact Cheryl Wood, Executive Administrative Assistant/Shareholder Relations, at (804) 443-8422.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time before it is exercised by written notice to the Secretary of the Company, by executing and delivering a proxy dated as of a later date or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about April 14, 2011 to all shareholders entitled to vote at the Annual Meeting.

Any shareholder that holds shares through a bank, broker or other holder of record and plans to vote in person at the Annual Meeting should contact the bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person. Any shareholder that holds shares through a bank, broker or other holder of record should contact the bank, broker or agent to revoke the proxy or change the voting instructions.

Voting Rights of Shareholders

On April 1, 2011, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 5,998,237 shares of common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. A majority of the shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on April 1, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

A shareholder may abstain or with respect to the election of directors withhold his or her vote (collectively, “Abstentions”), with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as votes in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker non-votes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on the election of directors or the advisory approval of compensation of the Company’s executive officers without instructions from the beneficial owner as they are not considered “routine” matters and, therefore, there may be broker non-votes on Proposals One and Two. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to the ratification of the independent registered public accountant, which is considered a “routine” matter and, therefore, no broker non-votes are expected in connection with Proposal Three.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the shares represented by such proxy, to the extent entitled, in accordance with their best judgment with respect to such other matters.

Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Fourteen directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting, and each nominee is currently serving as a member of the Board of Directors. Joe A. Shearin, President and Chief Executive Officer of the Company, is a nominee as provided in his employment agreement with the Company.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. Broker non-votes and abstentions will have no effect on this proposal. If a proxy specifies how the shares are to be voted on this proposal, the shares will be voted in accordance with such specifications. If a shareholder returns a proxy card but fails to specify how to vote his or her shares with respect to this proposal, the shares represented by the proxy will be voted for each of the fourteen director nominees named below.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, the year each individual was first elected to the Board of Directors, business experience in the past five years and qualifications and attributes that lead the Board to conclude that the nominee should serve as a director. The Company is the holding company for EVB, our subsidiary bank. Any references in this proxy to EVB or the “Bank” are to our subsidiary bank.

Nominees for Election to Serve Until the 2012 Annual Meeting

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience

W. Rand Cook (57)	1997	Mr. Cook serves as Chairman of the Board of Directors and is a Partner in the law firm of McCaul, Martin, Evans and Cook, P.C. Mr. Cook holds both MBA and JD degrees, and maintains an active law practice that focuses on corporate law and debtor and creditor rights. Mr. Cook brings experience in corporate governance, strategic planning and financial planning to the Board of Directors, and his legal background gives Mr. Cook valuable insight into various legal risks that the Company may encounter. Additionally, Mr. Cook actively works with the Virginia General Assembly, which gives Mr. Cook a unique perspective on state legislative and regulatory environments.

F. L. Garrett III (70)	1997	Mr. Garrett serves as Vice Chairman of the Board of Directors and previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Garrett has served as a director of the Bank and a predecessor of the Bank since 1982. Mr. Garrett owns Harborside Storage, a boat storage company and is an active realtor in Essex County, Virginia and neighboring areas. As a local business owner and a successful realtor, Mr. Garrett contributes to the Board of Directors a strong sense of changing economic and market conditions in the Company’s market areas. Mr. Garrett has also developed extensive knowledge of our business during his extended service to the Company, the Bank and one of the Bank’s predecessors.

W. Gerald Cox (60)	2010	Although first elected to the Board of Directors in 2010, Mr. Cox has served as a director of the Bank and a predecessor of the Bank since 1988. Mr. Cox is an active realtor in the Company’s market areas and is the former owner of Twin Rivers Realty in King William County, Virginia. Mr. Cox contributes to the Board of Directors an extensive knowledge of local real estate markets and strategic management experience that he developed while operating Twin Rivers Realty.

Michael E. Fiore, P.E. (66)	2010	Mr. Fiore has served as President and co-owner of Resource International, LTD, a civil engineering firm since 1979, and has served as a director of the Bank and a predecessor of the Bank since 2000. Mr. Fiore brings to the Board of Directors valuable experience managing corporate budgets, marketing plans, sales plans and personnel issues, and conducting contractual negotiations and negotiations with county and city government officials.

Ira C. Harris Ph.D., CPA (51)	2004	Dr. Harris is a member of the faculty of the McIntire School of Commerce at the University of Virginia in Charlottesville, Virginia. Dr. Harris holds a Ph.D. in strategic management and is a certified public accountant. For seven years, Dr. Harris worked as a CPA for a large public accounting firm, and has owned and operated Store-Tel Storage in Tappahannock, Virginia since 2003. Dr. Harris’ accounting experience and extensive strategic management knowledge bring a valuable business perspective to the Board of Directors’ deliberations and decision making processes.

F. Warren Haynie, Jr. (72)	1997	Mr. Haynie is a practicing attorney with approximately 40 years of legal experience, including over 30 years serving as counsel for a community bank. Mr. Haynie has served as a director of the Bank and a predecessor of the Bank since 1987. Mr. Haynie contributes intimate knowledge of bank management to the Board of Directors that he has developed through over 20 years of director service, including as a member of the Audit and Risk Oversight Committee of the Company, and as community bank counsel.

Eric A. Johnson (57)	2010	Mr. Johnson has served as a real estate broker with Mason Realty in Middlesex, Virginia since 1976 and as a director of the Bank and a predecessor of the Bank since 1988. In addition, Mr. Johnson previously owned Urbanna Market and Urbanna Builders Supply, both of which generated multi-million dollar annual sales. Mr. Johnson brings experience in local real estate markets to the Board of Directors, as well as entrepreneurial spirit, business judgment and knowledge of local business markets that he has developed through his business ventures.

W. Leslie Kilduff, Jr. (60)	2010	Mr. Kilduff serves as a Partner in the law firm of Burke & Kilduff and has served as a director of the Bank and a predecessor of the Bank since 2004. Mr. Kilduff has developed experience in the areas of finance, business and liability issues, as well as legal risks facing the Company, which contributes valuable perspectives to Board deliberations.

William L. Lewis (60)	1997	Mr. Lewis serves as Principal in the law firm of William L. Lewis, PC and has served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Lewis contributes to the Board of Directors valuable experience and perspectives developed through his legal practice, particularly in the areas of estate planning.

Charles R. Revere (72)	2002	Mr. Revere serves as President and CEO of Revere Gas and Appliance, a privately owned business with offices in 17 counties. Mr. Revere has also served as a director of the Bank and a predecessor of the Bank since 1988. Revere Gas and Appliance operates in market areas that possess similar characteristics to the Company’s market area, which enables Mr. Revere to contribute valuable insights on the business conditions and trends in the Company’s market area. Mr. Revere also brings to the Board of Directors significant business management experience.

Joe A. Shearin (54)	2003	Mr. Shearin has served as President and Chief Executive Officer of the Company since 2002. Mr. Shearin has 32 years of bank management experience including commercial, retail, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. Mr. Shearin also has experience managing troubled banks that have focused significant efforts on regulatory compliance initiatives. Mr. Shearin’s significant management experience and expertise in regulatory compliance matters is invaluable to the Board of Directors and provides key insights into business strategies and operational decisions considered by the Board of Directors.

Howard R. Straughan, Jr. (81)	2001	Mr. Straughan is a retired banker, having formerly served as a trust officer at Southeast Bank in Miami, Florida. Mr. Straughan has served as a director of the Bank and a predecessor of the Bank since 1994. Mr. Straughan contributes to the Board of Directors broad experience in many areas of banking with particular knowledge in compensation management, audit and investments.

Leslie E. Taylor, CPA (62)	2000	Mr. Taylor is owner and President of Leslie E. Taylor, CPA PC, focusing on personal and small business relationships. Mr. Taylor has also served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Taylor brings to the Board of Directors experience in auditing, reviewing and analyzing financial statements and a clear understanding of the critical importance of maintaining effective internal controls. Mr. Taylor also makes significant contributions to the Company’s corporate governance as the Chairman of the Audit and Risk Oversight Committee and as that committee’s financial expert.

Jay T. Thompson, III (54)	2000	Mr. Thompson owns Mechanicsville Drug in Hanover, Virginia and is a licensed pharmacist. In addition, Mr. Thompson owns and manages a variety of residential and commercial real estate properties in the Company’s market area, and has previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Thompson has served as a director of the Bank and a predecessor of the Bank since 2000. By managing his business and real estate interests, Mr. Thompson has developed financial and business acumen and experience with local business markets that he contributes to Board deliberations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION LISTED ABOVE.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors and its Committees

There were four regular meetings and one special meeting of the Board of Directors in 2010. Each director attended at least 75% or greater of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2010, with the exception of Mr. Cox and Mr. Lewis.

The Board of Directors has, among others, a standing Executive Committee, Audit and Risk Oversight Committee, Regulatory Compliance Oversight Committee, and Nominating and Corporate Governance Committee. Because all the Company’s employees are also employees of the Bank, the Compensation Committee is a committee of the Bank’s Board of Directors.

Executive Committee. The Executive Committee acts for the Board of Directors when the Board is not in session, and consists of W. Rand Cook (Chairman), F. L. Garrett, III, F. Warren Haynie, Jr., William L. Lewis, Charles R. Revere and Howard R. Straughan, Jr. The Executive Committee met twice during 2010.

Leadership Structure of Board and Risk Oversight

The Company’s Board of Directors believes that the Company and its shareholders are best served by a leadership structure with separate positions for Chairman and Chief Executive Officer. The Board maintains separate positions for Chairman and Chief Executive Officer in order to clearly distinguish between the duties and responsibilities of the Board of Directors and those of the Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Chief Executive Officer reports to the Board of Directors. The Company does not have a designated lead independent director, as the Chairman functions in that capacity. In accordance with our bylaws, our Board of Directors elects our Chief Executive Officer and our Board Chairman. The Chairman is selected from the independent directors.

The Company’s Board of Directors maintains a key role in the oversight of risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, the Board of Directors has the responsibility to monitor whether the risk management processes designed and implemented by management are adequate and functioning as designed.

Audit and Risk Oversight Committee. The Audit and Risk Oversight Committee acts for the Board to appoint an independent registered public accountant firm, review and monitor the internal auditors, to approve the scope of the independent and internal auditors’ audits, to review the reports of examination by both independent and internal auditors and regulatory agencies, and to issue periodic reports to the Board of Directors. The Audit and Risk Oversight Committee consists entirely of directors who meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”). The Audit and Risk Oversight Committee is composed of Leslie E. Taylor, CPA (Chairman), Ira C. Harris, Ph.D., CPA, F. Warren Haynie, Jr., Charles R. Revere and Howard R. Straughan, Jr. The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA fulfills the applicable standard as an independent audit committee financial expert. The Audit and Risk Oversight Committee operates under a Charter adopted by the Board that is available on the Company’s web page at www.evb.org. The Audit and Risk Oversight Committee met eleven times during 2010. For additional information, see “Audit and Risk Oversight Committee Report” below.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes. The Audit and Risk Oversight Committee is primarily responsible for overseeing our risk management function on behalf of the Board. In carrying out its responsibilities, the Audit and Risk Oversight Committee works closely with our Chief Risk Officer and other members of our enterprise risk management team. The Audit and Risk Oversight Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, operations and regulatory compliance, among others), and the processes in place to monitor and control such risk exposures. At least annually, the Chief Risk Officer makes a presentation on enterprise risk management to the full Board.

In addition to the Audit and Risk Oversight Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs and meets with the Chief Risk Officer at least semi-annually to receive an assessment of risk. Similarly, the Bank’s Loan Committee evaluates credit risk and credit policy.

Compensation Committee. The Compensation Committee of the Bank serves as the Company’s compensation committee and consists of Howard R. Straughan, Jr. (Chairman), F. L. Garrett, III, Ira C. Harris, Ph.D., CPA, Eric A. Johnson and Leslie E. Taylor, CPA, all of whom are members of the Company’s Board of Directors and meet the independence requirements of NASDAQ. This committee recommends the compensation to be paid to the non-employee directors and the executive officers and administers all incentive and stock plans to the benefit of such officers and directors eligible to participate in such plans. The Committee met six times in 2010. The Compensation Committee operates under a Charter adopted by the Bank Board on November 17, 2007. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org. For additional information, see “Executive Compensation” below.

Regulatory Compliance Oversight Committee. The Regulatory Compliance Oversight Committee was established in August 2010 to oversee the implementation of certain corrective actions necessary to improve the operations and financial results of the Company in light of findings of a recent regulatory examination and to comply with the written agreement the Company and the Bank entered into with the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Written Agreement”). On behalf of the Board, this committee acts to ensure that the Bank cures the noted deficiencies, including but not limited to the following:

•	improving board oversight of management and operations of the bank;

•	improving the credit risk management functions;

•	enhancing the lending and credit administration practices;

•	providing for effective and accurate loan grading process and identification of problem loans;

•	addressing asset quality improvements including high levels of nonperforming assets and high levels of delinquent and classified assets;

•	providing for adequate maintenance and level of allowance for loan and lease losses;

•	improving the Company’s internal audit program;

•	improving the Company’s information technology management practices;

•	enhancing the Company’s liquidity and funds management planning and oversight;

•	enhancing the Company’s investment portfolio management; and

•	providing for adequate capital planning and oversight.

The Regulatory Compliance Oversight Committee is composed of W. Rand Cook (Chairman), F. L. Garrett, III, William L. Lewis, Howard R. Straughan, Jr. and Leslie E. Taylor, CPA. The Committee operates under a Charter adopted by the Board and meets not less frequently than once a month. The Committee met five times in 2010.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of four directors, F. L. Garrett, III, William L. Lewis (Chairman), Howard R. Straughan, Jr. and Jay T. Thompson, III all of whom meet the independence requirements of NASDAQ. The Committee operates under a Charter adopted by the Board. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org.

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the annual meeting of shareholders, recommend a set of Corporate Governance Guidelines, ensure an appropriate structure and process for management succession, and oversee annual self-evaluations by the Board. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:

1.	personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

2.	broad policy-making level training and experience in business, government, academia, non-profit or science to understand business problems and evaluate and formulate solutions;

3.	whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill complementary to the background and experience of other directors and relevant to our current or future business will add specific value as a board member;

4.	willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the Board and its committees;

5.	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s and the Bank’s principal operations;

6.	willingness to represent the best interests of all shareholders and objectively appraise management performance;

7.	whether the director/potential director assists in achieving the mix of Board members that represents a diversity of background, specialized experience and viewpoint, perspective and experience;

8.	whether the director/potential director meets the independence requirements of the NASDAQ listing standards; and

9.	whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all prospective nominees. Although the Nominating and Corporate Governance Committee charter does not set forth a formal policy regarding diversity, as noted above, the Committee will consider whether a director or potential director assists in achieving a diversity of background, specialized experience and perspective that reflects the needs of the Board of Directors at that time. The Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, each of whom is one of the nominees for re-election named in this Proxy Statement, see Proposal One – Election of Directors – “Nominees for Election to Serve Until the 2012 Annual Meeting” on page 2 of this Proxy Statement.

Shareholders entitled to vote for the election of directors may nominate one or more persons for election as director(s) at an annual meeting, if the shareholder gives timely notice, in proper form, of his or her intent to make such nomination. To be timely for the 2012 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals for 2012 Annual Meeting of Shareholders” below. To be in proper form, the notice must include the nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.5, of the Company’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary whose address is Eastern Virginia Bankshares, Inc., P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. A nominee who fails to meet all state and federal banking regulatory requirements cannot serve as a director of the Company.

While the Corporate Governance and Nominating Committee does not have a formal procedure for shareholders to submit recommendations, the Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. Such recommendations should be submitted in writing and should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the Corporate Secretary at the address provided above, and must be received no later than January 1, 2012 in order to be considered by the Nominating and Corporate Governance Committee for the annual election of directors in 2012. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Corporate Governance Committee.

As provided in its Charter, the Nominating and Corporate Governance Committee must submit a report of any Committee meeting at the next regularly scheduled meeting of the Board, and make recommendations to the Board regarding qualified director candidates for election. The Nominating Committee met one time in 2010.

Independence of the Directors

The Board of Directors conducts an annual evaluation of the independence of each director, as independence is defined by the NASDAQ listing standards and the SEC. The Board has determined that all non-employee directors (that is, all directors other than Mr. Shearin), who comprise a majority of the Company’s Board, satisfy the independence requirements as defined by the NASDAQ listing standards. In reaching this conclusion, the Board considered that the Company and the Bank provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

None of our non-employee directors, or their immediate family members, employers or other associated parties, are engaged in relationships with us that would jeopardize their independence as defined by the NASDAQ listing standards. The transactions listed below are in addition to the discussion under the heading “Certain Relationships and Related Transactions” which is included later in this Proxy Statement. The Board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent:

1.	we obtain some degree of legal services from William L. Lewis, P.C., of which Mr. Lewis is the managing partner;

2.	we obtain some degree of legal services from McCaul, Martin, Evans and Cook, P.C., of which Mr. Cook is a partner;

3.	we obtain some degree of real estate services from Mason Realty, of which Mr. Johnson is a broker;

4.	we obtain some degree of real estate services from Long and Foster Real Estate, of which Mr. Garrett is a realtor;

5.	we lease the land on which our Hartfield branch office is located from an immediate family member of Mr. Revere;

6.	we formerly leased a branch in Mechanicsville, Virginia from Mr. Thompson;

7.	we purchase bottled gas from Revere Gas and Appliance, of which Mr. Revere is the President; and

8.	we obtain some degree of engineering services from Resource International, LTD, of which Mr. Fiore is the President.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. Mr. Cook serves as chairman for these executive sessions.

Code of Ethics

The Board of Directors has approved a Code of Ethics for all directors, officers and staff of the Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities. The Code of Ethics is available on the Company’s web page at www.evb.org.

Annual Meeting Attendance

The Board of Directors does not have a policy regarding attendance by Board members at annual shareholders’ meetings. However, the Company encourages Board members to attend the annual meeting of shareholders. At the annual meeting held on April 15, 2010, thirteen of the Company’s then-serving fourteen directors, or 93% were in attendance.

Communications with Directors

Any director may be contacted by writing c/o Eastern Virginia Bankshares, Inc., P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Communications to the non-employee directors as a group, or to the entire Board of Directors, may be sent to the same address, c/o the Secretary of the Company. The Company promptly refers, unopened, all individually addressed correspondence to the indicated directors and refers, unopened, all correspondence addressed to the non-employee directors or to the entire Board of Directors to Mr. Cook, Chairman of the Board of Directors.

Director Compensation

Compensation paid to our directors in 2010 is disclosed in the table below. All directors participate in the Company’s dividend reinvestment plan by contributing a portion of their cash fees earned.

Director Compensation for 2010

	2010
Name	Fees Earned or Paid in Cash	Stock Awards	Total
	(1) (2) (3)	(5) (6)
W. Rand Cook	$23,800	$3,270	$27,070
F. L. Garrett, III	16,800	3,270	20,070
W. Gerald Cox (4)	13,800	3,270	17,070
Michael E. Fiore, P.E. (4)	14,400	3,270	17,670
Ira C. Harris, Ph.D., CPA	16,500	3,270	19,770
F. Warren Haynie, Jr.	15,300	3,270	18,570
Eric A. Johnson (4)	14,400	3,270	17,670
W. Leslie Kilduff, Jr. (4)	14,400	3,270	17,670
William L. Lewis	12,900	3,270	16,170
Charles R. Revere	15,000	3,270	18,270
Howard R. Straughan, Jr.	19,200	3,270	22,470
Leslie E. Taylor, CPA	19,200	3,270	22,470
Jay T. Thompson, III	9,400	3,270	12,670

(1)	Mr. Shearin receives no additional compensation as a director of the Company or Bank’s Board. His compensation as an executive officer is included under the caption “Summary Compensation Table.”
(2)	As compensation for service to our Company, each director of the Board receives $300 for each Board meeting attended and $300 for each committee meeting attended. In addition to the meeting fees, the Audit and Risk Oversight Committee members receive a monthly retainer fee of $200 and the chairman of that committee receives a monthly retainer fee of $300. Directors who are also officers of the Company do not receive any compensation for attending Board and committee meetings. Directors do not receive additional compensation for executive sessions held as part of Company Board meetings. Total director fees paid by the Company were $57,900 in 2010.
(3)	Each director of the Company’s Board is also a member of the Bank’s Board. Each director receives $500 for each Bank Board meeting attended and $300 for each committee meeting attended. The chairman of the Bank’s Board, who also serves as the Chairman of the Company’s Board, receives an additional $500 per month retainer. Directors do not receive additional compensation for executive sessions held as part of Bank Board meetings. Total director fees paid by the Bank, including advisory directors, were $147,200 in 2010.
(4)	Directors Cox, Fiore, Johnson and Kilduff joined the Company’s Board in February 2010. Thus all compensation for these directors prior to that date was from their service on the Bank’s Board or committees thereof.
(5)	The values in this column are the grant date fair values of 2010 stock awards to directors computed in accordance with FASB ASC Topic 718. Each director of the Bank’s Board receives an annual retainer fee in the form of a grant of 500 unrestricted shares of the Company’s common stock. In 2010, that fair market value was $6.54 per share determined as the closing price of the Company’s common stock on the July 1, 2010 grant date. The total fair value of the grant to our directors for their service on the Bank’s Board was $42,510 in 2010.
(6)	Mr. Fiore and Mr. Thompson each had 500 stock options outstanding as of December 31, 2010, from prior service on the board of a predecessor to the Bank.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 1, 2011 by each beneficial owner of more than 5.0% of the Company’s common stock based on currently available Schedules 13D and 13G filed with the SEC and the Company’s stock transfer records.

Name and Address of Beneficial Owner	Amount And Nature Of Beneficial Ownership		Percent Of Class (1)

Wellington Management Company, LLP	427,665	(2)	7.13%
280 Congress Street
Boston, Massachusetts 02210

(1)	Based on 5,998,237 shares of common stock issued and outstanding on April 1, 2011.
(2)	Based on Amendment No. 3 to the Schedule 13G (the “Schedule 13G”) filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2011. Wellington, in its capacity as investment advisor, may be deemd to share power to vote 362,099 of the shares of common stock and may be deemed to share power to dispose of 427,665 of the shares of common stock.

Security Ownership of Management

The following table sets forth, as of April 1, 2011, certain information with respect to the beneficial ownership of shares of common stock by each of the members of the Board of Directors, all of whom are also director-nominees, by each of the current executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time. All of the directors and named executive officers receive mail at the Company’s principal executive office at 330 Hospital Road, Tappahannock, Virginia 22560.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Directors:
W. Rand Cook	11,515		*
W. Gerald Cox	10,807	(3)	*
Michael E. Fiore, P.E.	6,221	(4)	*
F. L. Garrett, III	29,033	(5)	*
Ira C. Harris, Ph.D., CPA	6,839	(6)	*
F. Warren Haynie, Jr.	12,376		*
Eric A. Johnson	22,634	(7)	*
W. Leslie Kilduff, Jr.	16,825		*
William L. Lewis	23,496	(8)	*
Charles R. Revere	8,864		*
Joe A. Shearin	41,931	(9)	*
Howard R. Straughan, Jr.	101,922	(10)	1.70%
Leslie E. Taylor, CPA	6,830	(11)	*
Jay T. Thompson, III	39,521	(12)	*

Non-Director Executive Officers:
Ronald L. Blevins	18,401	(13)	*
Douglas C. Haskett, II	212		*
Joseph H. James, Jr.	18,569	(14)	*
James S. Thomas	12,885	(15)	*

All directors and executive officers as a group (18 persons)	370,480		6.14%

*	Percentage of ownership is less than 1.0% of the outstanding shares of common stock of the Company.
1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.
2)	Based on 5,998,237 shares of common stock issued and outstanding on April 1, 2011.
3)	Includes (i) 2,298 shares owned jointly by Mr. Cox and his wife and (ii) 444 shares owned jointly by Mr. Cox and his daughter.
4)	Includes 500 shares which Mr. Fiore has the right to acquire through the exercise of stock options.
5)	Includes (i) 2,810 shares held in an IRA for the benefit of Mr. Garrett, (ii) 100 shares owned jointly by Mr. Garrett and his wife and (iii) 10,604 shares registered in the name of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership.
6)	Includes 431 shares owned jointly by Mr. Harris and his wife.
7)	Includes 11,213 shares held in an IRA for the benefit of Mr. Johnson.
8)	Includes (i) 1,400 shares held in an IRA for the benefit of Mr. Lewis and (ii) 519 shares registered in the name of William Carrington Lewis Trust, of which Mr. Lewis is Trustee.
9)	Includes (i) 18,747 shares which Mr. Shearin has the right to acquire through the exercise of stock options, (ii) 5,378 shares held in an IRA for the benefit of Mr. Shearin, (iii) 9,000 shares of restricted stock and (iv) 24 shares owned jointly by Mr. Shearin and his son.
10)	Includes (i) 49,000 shares held in a family trust, of which Mr. Straughan is Trustee and (ii) 10,000 shares registered in the name of Mr. Straughan’s wife, for which Mr. Straughan disclaims beneficial ownership.
11)	Includes 989 shares owned jointly by Mr. Taylor and his wife.
12)	Includes (i) 500 shares which Mr. Thompson has the right to acquire through the exercise of stock options and (ii) 1,141 shares registered in the name of Mr. Thompson’s wife, for which Mr. Thompson disclaims beneficial ownership.
13)	Includes (i) 10,900 shares which Mr. Blevins has the right to acquire through the exercise of stock options and (ii) 300 shares registered in the names of Mr. Blevins grandchildren, for which Mr. Blevins disclaims beneficial ownership.
14)	Includes (i) 10,900 shares which Mr. James has the right to acquire through the exercise of stock options and (ii) 4,000 shares of restricted stock.
15)	Includes (i) 1,117 shares held in an IRA for the benefit of Mr. Thomas, (ii) 7,000 shares which Mr. Thomas has the right to acquire through the exercise of stock options and (iii) 3,100 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section l6(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and persons who beneficially own more than 10.0% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16 forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2010, with the following exceptions (the vast majority of which relate to optional cash purchases made under the Company’s dividend reinvestment plan): Mr. Cook filed two late Forms 4 reporting four transactions late; Mr. Cox filed two late Forms 4 reporting four transactions late; Mr. Fiore filed two late Forms 4 reporting four transactions late; Mr. Garrett filed two late Forms 4 reporting four transactions late; Mr. Harris filed two late Forms 4 reporting four transactions late; Mr. Haynie filed two late Forms 4 reporting four transactions late; Mr. Johnson filed two late Forms 4 reporting four transactions late; Mr. Kilduff filed one late Form 4 reporting three transactions late; Mr. Lewis filed one late Form 4 reporting three transactions late; Mr. Revere filed one late Form 4 reporting three transactions late; Mr. Shearin filed three late Forms 4 reporting five transactions late; Mr. Straughan filed two late Forms 4 reporting four transactions late; Mr. Taylor filed one late Form 4, reporting three transactions late; Mr. Thompson filed three late Forms 4 reporting seven transactions late; Mr. James filed three late Forms 4 reporting five transactions late; and Mr. Thomas filed three late Forms 4 reporting five transactions late. In addition, Mr. Blevins, the Company’s former Executive Vice President and Chief Financial Officer, filed one late Form 4 reporting one transaction late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Below is a discussion of the philosophy, the strategy and the major details of our approach to compensating senior management. This approach has been developed under the direction and oversight of the Compensation Committee of the Bank, with assistance from an independent compensation consultant and with input from management.

Our executive management is expected to design and execute our business plan that leads to superior returns for shareholders. Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2010 and prior years to our “named executive officers”.

•	Joe A. Shearin – President and Chief Executive Officer of the Company and Bank.

•	Ronald L. Blevins – Former Executive Vice President and Chief Financial Officer of the Company and the Bank, retired June 30, 2010.

•	Douglas C. Haskett, II – Executive Vice President and Chief Financial Officer of the Company and the Bank, effective July 1, 2010.

•	Joseph H. James, Jr. – Senior Executive Vice President and Chief Operating Officer of the Company and the Bank.

•	James S. Thomas – Executive Vice President and Chief Credit Officer of the Company and the Bank.

The Company had no other executive officers during 2010 whose compensation exceeded $100,000. The discussion below is intended to help you understand the information provided in tables that follow and provide context for our overall executive compensation program.

Objective

The primary objective of our executive compensation program is to assure that we have competent and motivated Executive Management to lead the Company. To accomplish this objective, we must provide competitive levels of compensation to attract retain and reward outstanding executives. The banking industry is very competitive, and excellent leadership is vital to achieving superior returns for our shareholders. To that end, we believe that:

•	Our Executive Management should have compensation opportunities at levels that are competitive with peer institutions.

•	Total compensation should include significant “at risk” components that are linked to annual results, as well as to longer term performance.

•	Stock-based compensation should form a key component of total compensation as a means of aligning the interests of key executives with those of our shareholders.

Discussion of Our Approach

Our general approach is to provide executive compensation consistent with promoting shareholder value. To this end, the Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of shareholders, to support the Company’s long-term goals, to tie compensation to the Company’s performance and to attract, retain and motivate talented leadership. The Committee has retained Titan Group, LLC, an independent compensation consultant, to assist it in developing and administering its executive compensation program.

The Compensation Committee operates under a charter adopted by the Bank’s Board, which outlines its duties and authority, and is guided by an Executive Compensation Philosophy and Strategy statement which provides an overall blueprint for developing and administering executive compensation programs. In addition, for 2010 and subsequent years, as a result of the Company’s sale of preferred shares to the Department of Treasury under the TARP Capital Purchase Program as discussed later in this section, the Committee and the Company must comply with legal and contractual terms affecting the executive compensation process.

We rely upon the following principles in structuring compensation arrangements for our management team:

1.	Benchmarking - Our stated goal is to provide base salaries, incentive compensation, both long-term and short-term, and benefits for our executives that are competitive with that offered by comparable Virginia banking institutions. In order to determine competitiveness in the marketplace, we relied in 2010 and plan to rely in 2011 upon an analysis of peer institutions, similar in asset size and corporate structure, prepared by Titan Group, LLC. The members of this peer group include:

Access National Corporation

American National Bankshares, Inc.

C & F Financial Corporation

Cardinal Financial Corporation

Commonwealth Bankshares, Inc.

Community Bankers Trust, Inc.

Middleburg Financial Holdings, Inc.

Monarch Financial Holdings, Inc.

National Bankshares, Inc.

Old Point Financial Corporation

Shore Bankshares, Inc.

Valley Financial Corporation

Five of the institutions comprising the current peer group received TARP investments from the Department of Treasury.

For our management team, we believe that total compensation should near the 50th percentile of our peer group.

2.	Allocation of Elements of Compensation - We believe that the weighting of elements of total compensation (specifically salary, annual bonus and long-term incentives) should vary somewhat within the management group in order to reflect more closely the role of each senior manager and his or her ability to influence performance (see matrix in Annual Bonus discussion below). Over time, and subject to the constraints imposed by TARP, we expect to shift the weighting of total compensation more toward variable compensation (annual bonus and long-term incentives).

3.	Pay for Performance - To promote shareholder value, we are continuing to focus on performance-based incentives. In 2007, we reviewed and revised our annual bonus program and introduced a long-term incentive program for our management team consistent with this principle.

Elements of Compensation

The Company uses the following elements of compensation and benefits to recruit, retain and reward its key executives:

1.	Salary - A competitive salary for key executives is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. In February or March, Mr. Shearin presents to the Committee salary adjustments for the year for executive management, other than himself, based on performance of the Company and of the specific individuals during the prior year. The Committee reviews the recommendations, makes any further adjustments and approves the changes. Mr. Shearin’s salary is reviewed by the Compensation Committee in executive session and approved. The employment agreements between the Company and certain members of Executive Management are discussed later in this section. Salary levels for 2010 were determined by comparison with peer group salaries for comparable executive positions. Performance compared to peer group and the factors discussed in the matrix under Annual Bonus below are considered in the recommendations to adjust salaries made by Mr. Shearin and the Compensation Committee’s decisions.

As a result of unprecedented economic turbulence that affected the industry and the Company in 2008, at Mr. Shearin’s recommendation, the Committee suspended the practice of merit increases for 2009, but approved a merit increase for 2010.

2.

Annual Bonus - We offer key executives an opportunity to receive an annual bonus of up to 25% of salary. At the beginning of the year the maximum amount of bonus for each executive is set by the Committee for the CEO, and by the CEO for other members of Executive Management. The purpose of this plan is to target specific year-over-year results. During 2008, we revised the plan to incorporate the following performance measurements: regulatory compliance, financial reporting, budget compliance, credit quality, asset growth, net income growth and critical factors. The same plan was in effect for 2010. The specific weighting of these factors for each executive varies, depending upon his or her responsibilities. For example, Mr. Shearin’s bonus opportunity for 2010 would have been, but for the prohibition on paying incentive compensation imposed by TARP, based 15% on regulatory compliance, 15% on budget compliance, 15% on net income growth, 20% on asset growth, 15% on credit quality and 20% on critical factors (individual goals set by the Committee). For others in executive management, the mix and the weight components vary. At a meeting of the Committee, usually in February, Mr. Shearin proposes the actual bonus amounts for the year ending the preceding December for key executives, other than himself. The Committee reviews the performance metrics based on worksheets prepared by the CEO.

Annual bonus metrics for each of the named executives is provided in the table below:

	Percent Weighting by Position
Metric	CEO	COO	CFO	CCO
Regulatory compliance	15	15	15	15
Financial reporting			20
Budget compliance	15	15	15	10
Credit quality	15	15		25
Asset growth	20	20	20	15
Net income growth	15	15	15	15
Critical factors	20	20	15	20

Target performance for 2010 for each of the metrics listed above was:

•

Regulatory compliance – Adherence to regulatory and audit requirements with unqualified opinion from registered public accounting firm and satisfactory rating from regulatory authorities. A satisfactory rating from regulatory authorities was not met in 2010. An unqualified opinion from our registered public accounting firm was met in 2010.

•	Financial Reporting – Timely and accurate reporting to the SEC, FRB and board without adverse comment. This performance target was met in 2010.

•	Budget compliance – Compliance with division and department-specific budgets. This performance target was not met in 2010.

•	Credit quality – Maintain credit quality above the average of named peer group. While some peer group data is not yet available, we believe this performance target was not met in 2010.

•	Asset growth – Average assets of $1,126.7 billion. In 2010, our average assets were $1,103.9 billion. This target was not met in 2010.

•	Net income – Net income of $7.4 million, before preferred dividends. In 2010, our net (loss) before payment of preferred dividend was ($10.8) million. This performance target was not met in 2010.

•	Critical factors are at the individual level and in many cases include confidential information. However all individual critical factors were achieved.

Although calculation of a bonus is based on a formula including specific metrics, payment of a bonus is discretionary. Under normal circumstances, members of Executive Management, other than Mr. Shearin who was barred under TARP Regulations from receiving a bonus, who had met some or all of their objectives would have received some portion of a bonus for 2010. However, because of continuing depressed business conditions that affected the financial industry and the Company, Mr. Shearin proposed, and the Committee agreed, that no bonuses be paid for 2010.

3.

Stock-Based Compensation - No stock options were granted to any of the named executives officers in 2010. The Company adopted FAS 123 in 2002 and has expensed all stock options from the implementation of our initial stock option plan. Because of changes in accounting rules effective in 2005 that require expensing of stock options, we believe that restricted stock awards, both time vested and performance vested, will be the preferred form of stock incentive used by us going forward.

In 2003, our shareholders approved an amendment to the 2000 Stock Incentive Plan, resulting in the 2003 Stock Incentive Plan, which authorizes the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock. As of December 31, 2010, there were 69,218 shares still available to be granted as awards under the 2003 Stock Incentive Plan.

In 2007, our shareholders approved the 2007 Equity Compensation Plan which authorizes the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units. No awards have been issued under the 2007 Equity Compensation Plan.

The Committee approved restricted stock grants in 2009 for members of executive management. Consistent with the principle of pay for performance, one-half of the grants will vest if, and only if, either earnings per share or return on equity equals or exceeds the median of institutions in our peer group for the year ending December 31, 2011. The other half of the awards are time-based and vest ratably (20% per year) over time of employment.

In February 2010, the Committee approved a TARP-compliant long-term restricted stock program for future awards.

In December 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin in 2009, because the award did not contain the terms necessary to comply with the TARP executive compensation limits and therefore prevented him from accruing or vesting in any portion of the award during the TARP period. In conjunction with this cancellation, the Company granted a TARP-compliant restricted stock award to Mr. Shearin in an equal amount of shares and in substantially the same form as previously awarded. There were no other grants of shares made in 2010.

For 2011, and for as long as the Company remains subject to TARP Regulations, the Committee intends to grant stock awards, if any, to Executive Management in accordance with the terms and conditions of the TARP-compliant long-term restricted stock program stated below. For 2010, these terms and conditions applied only to Mr. Shearin’s award.

1.	Value of the Grant: A grant cannot exceed in value 33 1/3% of an executive’s “total compensation” as defined under TARP Regulations.

2.	Minimum Vesting: An executive shall have no vesting in any award unless he continues in service with the Company for at least two years following the date of grant.

3	Graduated Vesting: A grant of stock shall vest, and shares become transferable, upon the repayment, as of December 31 of the year of repayment, to the United States Treasury of the “aggregate financial assistance received” by the Company under the TARP Capital Purchase Program as follows:

	% Repayment	% Vested
a.	25%	25%
b.	50%	50%
c.	75%	75%
d.	100%	100%

4.

Employment Agreements - Assuring the continued service of key executives is essential to the successful future of the organization. Employment agreements and management continuity agreements, which help retain key executives during a possible change of control situation, assist the Company by providing security to key executives. Base salary figures presented in the individual contracts below were determined by the executive’s base salary at the time that the contract was executed.

The Company and each of Joe A. Shearin, Joseph H. James, Jr., James S. Thomas and Douglas C. Haskett, II are parties to an employment agreement entered into as of January 1, 2008, March 4, 2008, January 10, 2008 and September 16, 2010. In addition, former Executive Vice President and Chief Financial Officer Ronald L. Blevins had an employment agreement, which terminated in connection with his retirement on June 30, 2010. Mr. Shearin’s employment agreement provides for him to serve as our President and Chief Executive Officer and President of the Bank and provides for an initial base salary of $285,000. His employment agreement is for a rolling three-year term. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $139,100. Mr. Blevins’s employment agreement provided for him to serve in an executive officer capacity and provided for an initial base salary of $122,000. Mr. Thomas’s employment agreement provides for him to serve in an executive officer capacity at an initial base salary of $126,500. Mr. Haskett’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $162,000. The Board of Directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James, Thomas and Haskett. The employment agreements with Messrs. James, Thomas and Haskett currently terminate on December 31, 2011; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time.

Each employment agreement may be terminated by the Company with or without cause. If the executive resigns for “good reason” or is terminated without “cause”, as those terms are defined in the employment agreement, however, he is entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for the remainder of the term of the agreement. If the executive’s employment terminates for good reason or without cause within one year of a change in control of us (as defined in the employment agreement), he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended.

In addition, but only in the case of Mr. Shearin’s agreement, if Mr. Shearin’s employment terminates for good reason or without cause not in connection with a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company, and will be entitled to receive out-placement services for up to two years, including job search services, paid for by the Company up to a total of $10,000.

Each agreement also contains a confidentiality provision without a time limit and a covenant not to compete that is in effect while the individual is an executive and employee and for a twelve month period after the termination of his employment. If, however, the executive breaches the confidentiality provision or the covenant not to compete, the executive will have no right to further post-termination payments or benefits provided by his employment agreement.

Each executive who currently has an employment agreement with the Company has entered into a “consent” letter agreement by which he accepts the terms and conditions imposed as part of the Company’s participation in the TARP Capital Purchase Program and further agrees to make any additional conforming amendments to his employment or change in control agreement. Conditions of this “consent” letter are discussed later in this section.

5.	Perquisites - We provide perquisites in the form of personal commuting use of a company car to the CEO and COO, having an aggregate annual value not exceeding $10,000 for either executive. In addition, we provide a monthly car allowance to our CFO in the amount of $500. We do not provide perquisites to other listed executives that are not generally available to all employees on a nondiscriminatory basis.

6.	Supplemental Retirement Benefits - We think that a supplemental retirement plan plays an important role in providing “pension equity” and in retaining key executives. We intend for employees generally, including key executives, to receive a combined retirement benefit from Social Security, qualified retirement plans of the Company and, if necessary, supplemental nonqualified arrangements approximating 70% of their pre-retirement income. For that reason, effective January 1, 2008 we adopted a supplemental executive retirement plan which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of the replacement target. The plan provides for a benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

Participation in TARP Capital Purchase Program

In January 2009, the Company elected to participate in the United States Department of the Treasury’s Capital Purchase Program, commonly known as “TARP”. The Company issued shares of its preferred stock and a warrant to purchase 373,832 shares of our common stock at a price of $9.63 per share to the Treasury in return for $24.0 million.

As a result of our participation in TARP, we became subject to the limits on executive compensation contained in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and as implemented by guidance and regulations issued by the Treasury, as amended from time to time (“TARP Regulations”) until the Company redeems the preferred stock (“TARP period”), the most significant of which are as follows. First, our senior executive officers, including Messrs. Shearin, Haskett, James and Thomas, and our next twenty most highly compensated employees are subject to a “clawback” which will require repayment of any bonus or incentive compensation if it is later proven that the payment was based on statements of earnings, gains or other criteria that were materially inaccurate. Also, for 2009 and 2010, Mr. Blevins, who retired on June 30, 2010, was subject to the “clawback” restriction. Second, we are prohibited from paying any severance payments to our senior executive officers and our next five most highly compensated employees. Third, we are prohibited from paying or accruing any bonus payment to Mr. Shearin, our most highly compensated employee, except for (i) awards of long-term restricted stock with a value not exceeding one-third of his annual compensation and (ii) any payments contractually required to be paid and to which he had a legally binding right as of February 11, 2009. Finally, we agreed not to claim any federal income tax deduction for compensation in any year during the TARP period in excess of $500,000 to any senior executive officer.

Conclusion

During 2011, we anticipate that the Committee, with assistance from independent consultants, will continue its ongoing administration and evaluation of our executive compensation approach consistent with our philosophy which aligns with our business plan.

Compensation Committee Report

The Compensation Committee of the Bank’s Board of Directors consists entirely of independent directors. The Compensation Committee is composed of Howard R. Straughan, Jr. (Chairman), F. L. Garrett, III, Ira C. Harris, Ph.D., CPA, Eric A. Johnson and Leslie E. Taylor, CPA. The Committee administers the Bank’s executive compensation program and establishes the compensation of the executive officers.

The Committee reviewed and discussed the Compensation Discussion and Analysis (“CDA”) with management and based on such review and discussion, the Committee recommended to the Board of Directors that the CDA be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

As required by TARP Regulations, the Committee conducted detailed discussions, evaluations and reviews with the Company’s Chief Risk Officer of “employee compensation plans” sponsored by the Company on June 2, 2010 and December 6, 2010. The plans reviewed are listed below:

•	Company’s Compensation Plan;

•	Executives Officers LTIP Plans;

•	Refer-a-Friend Program;

•	Commission Incentive Plans; and

•	Commercial and Retail Incentive Plans.

The purpose of the discussion, evaluation and review is to ensure that the plans: (1) do not encourage senior executive officers (SEOs) to take unnecessary and excessive risks that threaten the value of the Company, (2) do not expose the Company to unnecessary risk, and (3) do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

As a result of these reviews, the Committee determined that potential incentive compensation comprises a small portion of the total compensation of Company employees generally and only a modest portion of that of SEOs. The Committee found that incentives for employees were closely tied to specific, well-monitored performance goals closely related to the job descriptions for eligible employees. Performance metrics for incentive compensation plans for SEOs are established in advance; they combine total Company goals tied to shareholder value (for example, “asset growth” and “net income growth”) with specific responsibilities of the SEO (for example, “credit quality” and “budget compliance”); they are reviewed and evaluated in a process that is overseen by the CEO and the Committee; and, by using multiple metrics, we believe that the SEOs will not be encouraged to take unnecessary or excessive risks.

The Compensation Committee has reviewed, at least every six months, the terms of each employee compensation plan and identified any features of a plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features.

The Compensation Committee certifies that: (1) it has reviewed with the Company’s Chief Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company, (2) it has reviewed with the Company’s Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit unnecessary risks these plans pose to the Company, and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee

Howard R. Straughan, Jr., Chairman

F. L. Garrett, III

Ira C. Harris, Ph.D., CPA

Eric A. Johnson

Leslie E. Taylor, CPA

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no Compensation Committee interlocks with other entities with respect to any such member. The CEO attends Compensation Committee meetings that discuss matters not directly related to the CEO, but is not a member of the Compensation Committee.

Compensation

The following table shows, for the fiscal years ended December 31, 2010, 2009 and 2008, the total compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served.

Material terms of plans that govern awards included in the summary compensation table, the relationship of salary and bonus to total compensation and material terms of certain employment agreements including post-termination payments are discussed in the “Compensation Discussion and Analysis”.

Summary Compensation Table for 2010

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings (3) (4)	All Other Compensation (5)	Total

Joe A. Shearin President and Chief Executive Officer and Director of the Company and the Bank	2010	$297,558	$—	$20,000	$—	$99,461	$11,025	$428,044
	2009	$297,654	$—	$—	$—	$67,190	$18,375	$383,219
	2008	$299,550	$—	$—	$—	$57,961	$8,617	$366,128

Ronald L. Blevins (6) Former Executive Vice President and Chief Financial Officer of the Company and the Bank	2010	$67,184	$—	$—	$—	—	$3,239	$70,423
	2009	$123,391	$—	$16,620	$—	$53,895	$5,850	$199,756
	2008	$128,667	$—	$—	$—	$67,174	$6,873	$202,714

Douglas C. Haskett, II (7) Executive Vice President and Chief Financial Officer of the Company and the Bank	2010	$118,001	$38,000	$—	$—	$—	$3,043	$159,044

Joseph H. James, Jr. Senior Executive Vice President and Chief Operating Officer of the Company and the Bank	2010	$173,396	$—	$—	$—	$16,726	$7,753	$197,875
	2009	$152,137	$—	$22,160	$—	$13,662	$11,715	$199,674
	2008	$144,337	$—	$—	$—	$10,910	$7,711	$162,958

James S. Thomas Executive Vice President and Chief Credit Officer of the Company and the Bank	2010	$142,077	$—	$—	$—	$6,017	$6,688	$154,782
	2009	$124,230	$—	$16,620	$—	$3,670	$9,772	$154,292
	2008	$129,717	$—	$—	$—	$5,774	$6,942	$142,433

(1)	On December 16, 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin on July 1, 2009 because the award did not contain the terms necessary to comply with the TARP executive compensation limits and, therefore, prevented Mr. Shearin from accruing or vesting in any portion of the award during the TARP period. In conjunction with this cancellation, the Company granted a TARP-compliant restricted stock award to Mr. Shearin in an equal amount of shares and in substantially the same form as previously awarded, with 50% of the award being time-vested shares and 50% performance-based shares. The value reported for the stock award in 2010 is the grant date fair value for the total of time-vested shares plus the expected outcome of performance-based shares. The performance-based expected outcome would result in 1/3rd of actual performance-based shares vesting. If maximum performance is achieved for 2011, the maximum potential value of the 2010 award would change to $30,000 for Mr. Shearin. The value reported for stock awards in 2009 is the grant date fair value for the total of time-vested shares plus the expected outcome of performance-based shares. The performance-based expected outcome would result in 1/3rd of actual performance-based shares vesting. If maximum performance is achieved for 2011, the maximum potential value of the 2009 awards would change to $33,240 and $24,930, respectively for Messrs. James and Thomas. Due to his retirement on June 30, 2010, Mr. Blevins forfeited all remaining time-vested shares and performance-based shares from the 2009 awards. There were no restricted shares granted in 2008.
(2)	No stock options were granted to the named executives in 2010, 2009 or 2008.
(3)	Includes the change in the qualified defined benefit pension plan, and for Mr. Shearin only, also includes the change in his balance in the nonqualified supplemental executive retirement plan. All changes in values are based on reports from independent advisors.
(4)	In 2010 for Mr. Shearin, $39,717 represents the change in pension value and $59,744 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2009 for Mr. Shearin, $14,661 represents the change in pension value and $52,529 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2008 for Mr. Shearin, $11,982 represents the change in pension value and $45,979 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. No other members of executive management currently participate in the supplemental executive retirement plan.
(5)	All Other Compensation includes the Company’s 401(k) match for 2010, 2009 and 2008. The value of perquisites for each executive does not exceed $10,000.
(6)	Mr. Blevins retired from the Company on June 30, 2010 and subsequently elected to receive a lump sum distribution of $381,855 from the Company’s defined benefit pension plan, taking his balance in the pension plan to zero as of December 31, 2010.
(7)	Mr. Haskett’s employment with the Company began on March 4, 2010 and he received a signing bonus of $38,000. As of July 1, 2010, Mr. Haskett became Chief Financial Officer of the Company.

Stock Incentive Plans

The Company’s 2003 Stock Incentive Plan and 2007 Equity Compensation Plan provide for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers, key employees and directors of the Company and its subsidiaries. The terms of these plans were disclosed in the Company’s 2003 Proxy Statement for the 2003 Stock Incentive Plan as filed with the Commission on March 24, 2003 and the 2007 Proxy Statement for the 2007 Equity Compensation Plan as filed with the Commission on March 21, 2007.

Grants of Plan-Based Awards

The following table presents information regarding awards of restricted stock granted to each of the named executive officers during 2010 and possible payouts to each of the named executive officers under the Company’s annual cash bonus program for 2010. With the exception of a grant of 8,000 shares of restricted stock to Mr. Shearin to replace a previous award that did not comply with TARP executive compensation limits, we did not make any option grants or any other equity awards to our named executive officers during 2010.

Grants of Plan-Based Awards - Fiscal Year 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joe A. Shearin	12/16/2010				—	1,333	4,000	4,000	$20,000
Joe A. Shearin		—	—	—
Ronald L. Blevins		—	$26,000	$32,500
Douglas C. Haskett, II		—	$16,200	$20,250
Joseph H. James, Jr.		—	$33,020	$41,275
James S. Thomas		—	$28,000	$35,000

(1)	Each of the named executive officers, other than Mr. Shearin, was eligible to receive a cash bonus award for 2010 under the annual bonus program discussed on page 16. The amounts shown in these columns reflect the target payments under the awards, which was 20% of the individual's base salary as of January 1, 2010, and the maximum possible payment under the awards, which was 25% of the individual's base salary as of January 1, 2010, other than for Mr. Haskett. Due to Mr. Haskett becoming eligible to participate in the Company's cash bonus program with his assuming the role of CFO on July 1, 2010, his target and maximum payments under the bonus program were prorated based on his plan eligibility for that year, which equated to 10% and 12.5% of his base salary as of July 1, 2010. There are no threshold payments under this program. As discussed on page 17, even though the named executive officers would have received some amount of bonus under this program based on 2010 performance, the Committee in the exercise of its discretion did not pay any bonuses under the program for 2010.
(2)	On December 16, 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin on July 1, 2009 because the award did not contain the terms necessary to comply with the TARP executive compensation limits and, therefore, prevented Mr. Shearin from accruing or vesting in any portion of the award during the TARP period. In conjunction with this cancellation, the Company granted a TARP-compliant restricted stock award under the Company's 2003 Stock Incentive Plan to Mr. Shearin for an equal amount of shares and in substantially the same form as previously awarded, with 50% of the award being time-vested shares and 50% performance-based vesting. The grant date fair value reported for the stock award is the grant date fair value for the total time-vested shares plus the expected vesting of the performance-based shares. The performance-based expected outcome would result in 1/3rd of the performance-based shares vesting. If maximum performance is achieved for 2011, the maximum value of the 2010 stock award would change to $30,000 for Mr. Shearin.

Outstanding Equity Awards at December 31, 2010

The following table indicates outstanding equity awards to the named executive officers as of December 31, 2010.

Outstanding Equity Awards at December 31, 2010

		Option Awards			Stock Awards
							Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Joe A. Shearin	4/1/2002	1,995	$16.10	4/1/2012
	9/15/2003	3,165	28.60	9/15/2013
	7/1/2004	4,000	19.915	7/1/2014
	7/1/2005	4,862	20.565	7/1/2015
	10/1/2006	4,725	21.16	10/1/2016
	12/20/2007				1,000	$3,827
	12/16/2010				4,000	$15,309	4,000	$15,309

Ronald L. Blevins	4/1/2002	1,100	$16.10	4/1/2012
	9/15/2003	1,300	28.60	9/15/2013
	7/1/2004	2,000	19.915	7/1/2014
	7/1/2005	3,000	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016

Douglas C. Haskett, II	—	—	—	—

Joseph H. James, Jr.	4/1/2002	1,100	$16.10	4/1/2012
	9/15/2003	1,300	28.60	9/15/2013
	7/1/2004	2,000	19.915	7/1/2014
	7/1/2005	3,000	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	12/20/2007				400	$1,531
	7/1/2009				1,600	$6,124	2,000	$7,654

James S. Thomas	7/1/2004	1,000	$19.915	7/1/2014
	7/1/2005	2,500	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	12/20/2007				400	$1,531
	7/1/2009				1,200	$4,593	1,500	$5,741

(1)	All option grants vested four years after the date of grant.
(2)	There are 1,800 shares remaining from the 2007 restricted stock awards that vest ratably (50% per year) over the next two years beginning December 19, 2011. There are 2,800 shares remaining from the 2009 restricted stock awards that vest ratably (25% per year) over the next four years beginning June 30, 2011. There are 4,000 shares remaining from the 2010 restricted stock award for Mr. Shearin. These shares will vest according to the following schedule: 60% or 2,400 shares will vest on December 16, 2012, 20% or 800 shares will vest on June 30, 2013 and 20% or 800 shares will vest on June 30, 2014. Due to his retirement on June 30, 2010, Mr. Blevins forfeited all remaining time-vested shares from the 2007 and 2009 awards and all remaining performance-based shares from the 2009 awards.
(3)	Half of the 2009 restricted stock awards or 3,500 shares are performance-based and will vest on June 30, 2012 if, and only if, achievement of predetermined performance targets for the year ended December 31, 2011 are met. Target performance equals the midpoint of the performance of our peer group identified earlier in this proxy. At the target performance 1/3rd of the performance-based shares will vest, at 60% of peer group performance 2/3rds of the performance-based shares would vest, and if our performance equals or exceeds 70% of peer group performance, all of the shares would vest assuming that the named executive officer continued employment through December 31, 2011. For Mr. Shearin, half of the 2010 restricted stock award or 4,000 shares are performance-based and will vest on December 16, 2012 if, and only if, achievement of predetermined performance targets for the year ended December 31, 2011 are met. These performance targets mirror those in the 2009 restricted stock awards for the other named executive officers.
(4)	The market value of restricted stock is based on the $3.83 closing price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2010.

Option Exercises and Stock Vested

The following table presents information regarding restricted stock that vested during 2010 for each of our named executive officers. None of the named executive officers exercised stock options during 2010.

Option Exercises and Stock Vested for 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Joe A. Shearin	—	$—	500	$1,895
Ronald L. Blevins	—	$—	300	$1,956
Douglas C. Haskett, II	—	$—	—	$—
Joseph H. James, Jr.	—	$—	600	$3,366
James S. Thomas	—	$—	500	$2,714

(1)	Represents the gross number of restricted shares that vested during 2010, with taking into account any shares that may have been surrendered or withheld to satisfy applicable tax obligations.
(2)	Value realized is the gross number of shares that vested multiplied by the closing price of a share of our common stock as reported on the NASDAQ Global Market on the date of vesting.

Equity Compensation Plans

The following table summarizes information as of December 31, 2010, relating to our 2003 Stock Incentive Plan, pursuant to which grants, restricted stock awards or options to acquire shares of common stock may be granted from time to time. The 2007 Equity Compensation Plan which authorizes 400,000 shares of stock has not had any shares granted as of December 31, 2010.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans
Approved by Shareholders:
2003 Stock Incentive Plan (2)	251,137	$19.68	69,218
2007 Equity Compensation Plan (3)			400,000
Equity Compensation Plans Not
Approved by Shareholders (4)

Total	251,137	$19.68	469,218

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(2)	The 2003 Stock Incentive Plan, amending and restating the 2000 Stock Option Plan, permits grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock up to 400,000 shares and includes outstanding grants under the 2000 Stock Option Plan.
(3)	The 2007 Equity Compensation Plan permits grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units up to 400,000 shares. No shares have been granted under this plan.
(4)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Plan

The Company has a defined benefit pension plan provided through the Virginia Bankers Association Insurance Trust. Benefits are based on an employee’s final five year average salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries were eligible to participate in the plan through December 31, 2007 at age 21 with one year of service. Employees do not contribute to the plan, and a participant becomes 100% vested upon completion of five years of service. Employees of predecessor Hanover Bank as well as EVB Investments, Inc. became eligible to participate in the plan as of October 1, 2003. Directors who are full-time employees are eligible for participation. The Company filed an 8-K with the SEC on February 4, 2008 reporting that it had amended the pension plan on January 28, 2008. Under the terms of the amended plan, balances under the plan were frozen on December 31, 2007 for all plan participants except that participants who were then age 55 or greater or had at least 10 years of service with the Company on October 1, 2007 would remain in the existing plan and receive future contributions. Mr. Blevins remained in the plan until his retirement, while the balances for Messrs. Shearin, James and Thomas were frozen as of December 31, 2007. The plan was again amended February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants will remain frozen in the plan until such time as further action occurs. The present value of the accumulated benefit as listed below was calculated by our pension actuaries Sageview Consulting Group, LLC based on the assumptions listed below:

1.	Discount Rate of 5.50%

2.	RP-2000 Mortality

The actuarial benefits for the named executive officers as of December 31, 2010 are presented in the table below:

Pension Benefits - Fiscal Year 2010

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	167,255	—
Ronald L. Blevins	*	10	—	381,855
Douglas C. Haskett, II	*	—	—	—
Joseph H. James, Jr.	*	7	135,070	—
James S. Thomas	*	4	67,167	—

*	VBA Master Defined Benefit Plan for Eastern Virginia Bankshares, Inc.
(1)	Named executive officers other than Mr. Blevins had their service years frozen at 2007 year end.

Mr. Haskett is not eligible to participate in the plan.

Supplemental Executive Retirement Plan

Effective January 1, 2008, we adopted a supplemental executive retirement plan, which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of our goal of ensuring retirement income approximating 70% of pre-retirement income for our executive officers. The plan provides for a benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

The table below shows the accumulated benefit as of December 31, 2010 for the named executive officer under the supplemental executive retirement plan in effect at such time.

Pension Benefits - Fiscal Year 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	3	158,252	—

*	Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan.

Potential Payments Upon Termination or Change in Control

Shown below are the estimated amounts which would have been payable under the four employment agreements in effect at December 31, 2010 if the executives had terminated (i) other than for cause and (ii) following a change in control as of December 31, 2010. Our employee contracts do not provide non-discriminatory benefits upon voluntary termination, death, disability or change in control other than that disclosed below. We do provide non-discriminatory life insurance benefits and provide disability coverage that employees can purchase at a group rate. Payment for termination without cause would be paid at the rate of one-twelfth (1/12) of base salary in each month for the remainder of the term of the agreement. If employment is terminated without cause or the employee resigns for good reason within one year after a change in control, the amount payable will be paid in a lump sum on or prior to the last day of employment or, at the employee’s option, in equal monthly installments for the remainder of the term of the agreement. Appropriate levels of employee agreement potential payments were based on an evaluation of what is appropriate in the community banking industry with particular focus on competitor banking companies in Virginia. Potential payments upon termination or change in control do not influence decisions regarding any element of compensation. There are material conditions and obligations applicable to payments upon termination or change in control as outlined under “Executive Compensation”. For additional information regarding employment agreements, see “Executive Compensation” above.

Potential Payments Upon Termination or Change in Control Table

Name (1)	Benefit	Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason
Joe A. Shearin (2)	Post termination compensation	$906,300	$933,465
	Early vesting of restricted stock	—	34,445
	Early vesting of stock options	—	—

		$906,300	$967,910

Douglas C. Haskett, II	Post termination compensation	$162,000	$454,313
	Early vesting of restricted stock	—	—
	Early vesting of stock options	—	—

		$162,000	$454,313

Joseph H. James, Jr.	Post termination compensation	$173,355	$459,464
	Early vesting of restricted stock	—	15,309
	Early vesting of stock options	—	—

		$173,355	$474,773

James S. Thomas	Post termination compensation	$150,000	$375,940
	Early vesting of restricted stock	—	11,864
	Early vesting of stock options	—	—

		$150,000	$387,804

(1)	Mr. Blevins has not been included in the above table due to his retirement on June 30, 2010, which terminated his employment agreement. Other than vested amounts under our 401(k) plan and pension plan, Mr. Blevins did not receive any post termination compensation or early vesting of restricted stock or stock options in connection with his retirement.
(2)	In addition to the post termination compensation shown, if Mr. Shearin’s employment terminates without cause or for good reason before a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company, and will be entitled to receive out-placement services for up to two years paid for by the Company up to a total of $10,000.

The severance and change in control payments discussed above are limited by the regulations that apply to the Company as a consequence of the Company’s participation in TARP. These limitations will only apply so long as the Treasury’s investment in our preferred stock remains outstanding. The severance and change in control payments are also limited by the restrictions on severance and other termination-related payments to which we are subject while the Written Agreement is in place.

PROPOSAL TWO

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The EESA, as subsequently amended by the ARRA, includes a provision requiring that Capital Purchase Program participants, such as the Company, permit a separate advisory shareholder vote at each annual meeting of shareholders held during the TARP period to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. The shareholder vote (i) is not binding on the Board of Directors of the Capital Purchase Program participant, (ii) may not be construed as overriding any decision by the participant’s Board of Directors, and (iii) does not create or imply any additional fiduciary duty by such Board. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote on the Company’s executive compensation as described above in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation and the related narrative.

Non-binding approval of the Company’s executive compensation program requires an affirmative vote of a majority of the shares cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and therefore will not affect the determination as to whether the Company’s executive compensation as disclosed in this Proxy Statement is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY, NON-BINDING VOTE “FOR” THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS.

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Bank, and the Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates. These transactions have been, and in the future will be made, on substantially the same terms, including interest rates on deposits and interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with parties not related to the Company or the Bank. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to related parties are approved by the Bank’s board of directors with the related party (or any director with a material interest in the related party) not present. The aggregate balance of loans to directors and executive officers of the Company and EVB totaled $11.2 million at December 31, 2010, or 12.3% of the Company’s equity capital at that date.

For additional information about other transactions between the Company or the Bank and directors or entities in which a director has a material interest, please see “Independence of the Directors” beginning on page 10 of this Proxy Statement.

There were no other transactions during 2010 between the Company’s directors or officers and the Company or the Bank, nor are there any proposed transactions in which the amount involved exceeds $120,000. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof is a party that are adverse to the Company or any of its subsidiaries or involve a material interest adverse to the Company or any of its subsidiaries.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

The Audit and Risk Oversight Committee has appointed Yount, Hyde & Barbour, P.C. (“YHB”) as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2010. In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit and Risk Oversight Committee will consider making a change in the independent registered public accountant for 2012.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

Shareholder ratification of the appointment of YHB requires an affirmative vote of a majority of the shares cast on Proposal Three. Abstentions and broker non-votes will not be counted as votes cast on this proposal and therefore will not affect the determination as to whether the appointment of YHB is ratified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods.

Independent Public Accountants' Fee Table

	2010		2009
	Fees	Percentage	Fees	Percentage
Audit fees (1)	$133,500	87.7%	$156,900	88.7%
Audit-related fees (2)	8,103	5.3%	11,910	6.7%
Tax fees (3)	10,700	7.0%	8,050	4.6%
All other fees	—	0.0%	—	0.0%

	$152,303	100.0%	$176,860	100.0%

(1)	Audit fees consist of fees paid for audit and review services, consents, report and attestation on internal control over financial reporting and review of documents filed with the SEC.
(2)	Audit-related fees consist of fees paid for consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees paid for preparation of federal and state income tax returns, and consultation regarding tax compliance issues.

Pre-Approved Services

All of the audit services and non-audit services that were rendered by Yount, Hyde & Barbour, P.C. were pre-approved by the Audit and Risk Oversight Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions. Although the Audit and Risk Oversight Committee does not maintain a formal policy for the pre-approval of audit and non-audit services, the Audit and Risk Oversight Committee generally pre-approves such services as part of the committee’s approval of the scope of the engagement of the independent registered public accountant. If any non-audit services are desired that were not so pre-approved, the Audit and Risk Oversight Committee will pre-approve these services as necessary on a case-by-case basis.

Report of the Audit and Risk Oversight Committee

The Audit and Risk Oversight Committee of the Company consists entirely of directors who meet the independence requirements of the NASDAQ listing standards. The Audit Committee is composed of Leslie E. Taylor, CPA

(Chairman), Ira C. Harris, Ph.D., CPA, F. Warren Haynie, Jr., Charles R. Revere and Howard R. Straughan, Jr. The Audit and Risk Oversight Committee operates under a written charter adopted by the Board of Directors.

The Audit and Risk Oversight Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA, fulfills the applicable standard as an independent financial expert serving on the Audit and Risk Oversight Committee.

The Audit and Risk Oversight Committee met a total of eleven times during 2010. During the course of those meetings, the Audit and Risk Oversight Committee:

1.	Reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2010.

2.	Discussed with the independent auditor the independent auditor’s independence from the Company, including the provision of tax and other non-audit services to the Company and the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T, and has concluded that the independent auditor is independent from the Company and its management.

3.	Reviewed with the independent auditor the written disclosures and the letter required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit and Risk Oversight Committee concerning independence.

4.	Reviewed and discussed with the independent auditor the overall scope and plans for their respective audits.

5.	Discussed with the Company’s internal auditor the scope and plans for their internal audit work, and received and discussed regular reports on the status of the audit work completed.

6.	Reviewed Internal Audit services provided by the firm of Fowler and Associates on an outsourced basis for the year 2010.

7.	Discussed with management, the independent auditor and the Company’s internal auditor the adequacy of the system of internal controls.

8.	Received regular updates on the status of the Company’s on-going compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

9.	Monitored on-going “whistleblower” procedures in compliance with Section 301 of the Sarbanes-Oxley Act of 2002.

10.	Provided Board oversight over the establishment of comprehensive risk management programs throughout the organization.

11.	Maintained a direct reporting relationship with the Chief Risk Officer of the Company, and received status reports at each meeting related to other on-going risk management activities within the organization, including but not limited to: internal control self-assessment, credit review, compliance, and regulatory activities within the organization, including those in connection with the Written Agreement.

Based on the reviews and discussions referred to above, the Audit and Risk Oversight Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit and Risk Oversight Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit and Risk Oversight Committee

Leslie E. Taylor, CPA, Chairman

Ira C. Harris, Ph.D., CPA

F. Warren Haynie, Jr.

Charles R. Revere

Howard R. Straughan, Jr.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

The Company presently anticipates holding the 2012 annual meeting of shareholders on Thursday, May 17, 2012. Under Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2012 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than December 16, 2011, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting.

The Company’s bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the Rule 14a-8 process. For a shareholder to nominate a candidate for director at the 2012 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2012 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice as specified by the Company’s bylaws. For a shareholder to bring other business before the 2012 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2012 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other matters as specified by the Company’s bylaws. Any shareholder may obtain a copy of the Company’s bylaws, without charge, upon written request to the Secretary of the Company, whose address is P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Based upon an anticipated date of May 17, 2012 for the 2012 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than March 18, 2012 and no earlier than February 17, 2012. The proxy solicited by the Board of Directors for the 2012 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by March 18, 2012.

OTHER MATTERS

THE COMPANY’S 2010 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 (THE “2010 FORM 10-K), AND THE COMPANY’S FINANCIAL STATEMENTS AS FILED WITH THE COMMISSION, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE 2010 FORM 10-K FILED WITH THE COMMISSION, INCLUDING A LIST OF ALL ITS EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS P.O. BOX 1455, 330 HOSPITAL ROAD, TAPPAHANNOCK, VIRGINIA 22560. EXHIBITS TO THE 2010 FORM 10-K ARE AVAILABLE FOR A REASONABLE FEE. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIAL.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY EASTERN VIRGINIA BANKSHARES, INC.				For All	Withhold All	For All Except
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.			1.	TO ELECT AS DIRECTORS THE NOMINEES LISTED BELOW.		☐	☐	☐

The undersigned hereby appoint(s) F. Warren Haynie, Jr. and William L. Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. (the “Company”) that the undersigned would be entitled to vote as of April 1, 2011, at the annual meeting of shareholders to be held on May 12, 2011, at King William Ruritan Club, 156 Ruritan Lane, King William, Virginia, at 10:00 A.M. or any adjournment thereof.

				W. Rand Cook Joe A. Shearin F. Warren Haynie, Jr. J. T. Thompson, III Eric A. Johnson	Charles R. Revere Ira C. Harris Leslie E. Taylor W. Gerald Cox W. Leslie Kilduff, Jr.	F. L. Garrett, III Howard R. Straughan, Jr. William L. Lewis Michael E. Fiore
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

						For	Against	Abstain
			2.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s executive officers.		☐	☐	☐

			3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant for 2011.		For	Against	Abstain
						☐	☐	☐

			4.	To act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of the accompanying proxy statement, management has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named as proxies intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.
Please be sure to date and sign this proxy card in the box below.		Date
			If you plan to attend the Annual Meeting of Shareholders in person, please indicate the number of individuals planning to attend. ______				g	☐
	Sign above	Co-holder (if any) sign above

x	y

¿   Detach above card, sign, date and mail in postage paid envelope provided.  ¿

EASTERN VIRGINIA BANKSHARES, INC.

c/o Registrar and Transfer

10 Commerce Drive

Cranford, NJ 07016

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN

THE PROXY CARD USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.bankevb.com/2011proxy	5612